Exhibit 99.1

Appalachian Bancshares, Inc. announces a 23.3% increase in total assets to $1 billion

ELLIJAY, Ga. May 1, 2008 (PRIME NEWSWIRE) — Appalachian Bancshares, Inc. (NASDAQ: APAB), holding company for Appalachian Community Bank and Appalachian Community Bank, F.S.B., today announced that total assets grew to $1.0 billion, as of March 31, 2008, compared to $827.1 million on March 31, 2007, an increase of 23.3%. Total loans were $845.6 million, an increase of $175.5 million, or 26.2%, when compared with $670.1 million on March 31, 2007. Deposits grew to $846.1 million on March 31, 2008, an increase of $138.1 million, or 19.5%, when compared to $708.0 million on March 31, 2007.

Tracy Newton, President and Chief Executive Officer, stated that, “In many ways the challenges experienced during the first quarter were identical to the previous quarter. Some of our customers continue to be troubled by the effects of a slower real estate and housing market. We have spent much of our time listening to their concerns and doing what we could to help them through this negative economic cycle. Recently, our staff has also focused a tremendous amount of time and energy toward responding to the new pressures on our net interest margin created by the rapidly falling interest rates. Our efforts to balance the need for lower loan rates, which should help our borrowers navigate a slower economy, are being offset by our market’s slower reaction to funding costs. We will continue to implement our retail branch strategy that began over two years ago to attain local core deposits in our new and existing markets, of which we are beginning to see solid results.”

Net income for first quarter 2008 was $1.1 million, or $0.21 per diluted share, a 27.1% decrease in net income, when compared to $1.6 million, or $0.30 per diluted share, for the same quarter in 2007. However, net income for the first quarter of 2008 was consistent with the net income for fourth quarter of 2007, which was $1.1 million, or $0.21 per diluted share.

Return on average shareholders’ equity for the first quarter 2008 was 6.10%, annualized for the quarter, compared to 9.40% for the same period in 2007. Return on average assets was 0.46% for first quarter 2008, compared to 0.80% for the same period in 2007.

Mr. Newton commented that, “Faced with additional intense challenges, equal to those during the previous quarter and significantly tougher than we faced during the first quarter of 2007, our outstanding staff did a superb job getting 2008 started on a positive note. During the first quarter, our non-performing assets to total assets decreased 7.8%, from 0.64% at December 31, 2007, to 0.59% at March 31, 2008.” Mr. Newton further commented that, “Our non-performing assets to total assets increased 28.3%, from 0.46% to 0.59%, from March 31, 2007 to March 31, 2008. However, during the first quarter of 2008, our non-performing loans to total loans decreased 12.3% from 0.57% at year end to 0.50% at March 31, 2008. Further, our non-performing loans to total loans ratio has increased only 28.2%, from 0.39% at March 31, 2007 to 0.50% at March 31, 2008. Additionally, we feel confident that our loan loss reserves remain adequate at 1.21% of gross loans outstanding. However, if conditions should warrant, additional loan-loss reserve provisions will be provided.”

For the quarter ended March 31, 2008, net interest margin was 4.29%, compared with 4.90% the same quarter a year ago and 4.47% during the fourth quarter of 2007.

Total revenue, net of interest expense, was $11.0 million for first quarter 2008 and $10.2 million for the first quarter 2007. This represents an increase of 7.8%. Total revenue, net of interest expense, for the fourth quarter 2007 was consistent with the current quarter, at $11.0 million.

Book value per share stood at $14.14 on March 31, 2008, compared to $13.14 per share at March 31, 2007, an increase of approximately 7.6%. At December 31, 2007, our book value per share was $13.94.

Conference Call

The Company will hold a conference call on Thursday, May 1, 2008, at 11:00 a.m. ET, to discuss its financial results and strategic initiatives and to entertain questions. Listeners will be able to participate in the question-and-answer session. The telephone number for the conference call is 1-800-860-2442. The conference call also will be available by webcast, through the Company’s website, www.apab.com, by clicking on the Investor Relations’ section. A replay of the call will be archived on the Company’s website for one year.

About Appalachian Bancshares, Inc.

The Company is based in Ellijay, Georgia, and is the holding company of Appalachian Community Bank, a Georgia state-chartered bank, and Appalachian Community Bank, F.S.B., a federally-chartered thrift. The Company, through Appalachian Community Bank (which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank) and Appalachian Community Bank, F.S.B., provides a full range of community banking services to individuals and to small and medium-sized businesses, through its thirteen banking offices, located in Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville, McCaysville, Dahlonega and Dalton, Georgia, and in Ducktown, Tennessee, and Murphy, North Carolina. The Company’s common stock trades on the NASDAQ Global Market under the symbol APAB. For more information, please visit the Company’s website at www.apab.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except shares and per share data)

	Three Months Ended March 31,
	2008	2007
Summary Results of Operations Data:
Interest income	$18,643	$16,564
Interest expense	8,929	7,694

Net interest income	9,714	8,870
Provision for loan losses	955	636

Net interest income after provision for loan losses	8,759	8,234
Noninterest income	1,265	1,372
Noninterest expense	8,362	7,297

Income before taxes	1,662	2,309
Income tax expense	525	750

Net income	$1,137	$1,559

Per Share Data:
Net income, basic	$0.21	$0.30
Net income, diluted	0.21	0.30
Book value	14.14	13.14

Weighted average number of shares outstanding:
Basic	5,348,966	5,214,768
Diluted	5,348,966	5,257,442

Performance Ratios:
Return on average assets(1)	0.46%	0.80%
Return on average equity(1)	6.10%	9.40%
Net interest margin(1) (2)	4.29%	4.90%
Efficiency ratio(3)	76.23%	71.25%

Growth Ratios and Other Data:
Percentage change in net income	-27.07%
Percentage change in diluted net income per share	-30.00%

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except shares and per share data)

	At March 31,
	2008	2007
Summary Balance Sheet Data:
Assets	$1,020,048	$827,088
Average earning assets	918,345	741,437
Investment securities	80,226	76,137
Loans held for sale	6,406	2,570
Loans	845,558	670,098
Allowance for loan losses	10,254	8,144
Deposits	846,123	707,961
Short-term borrowings	24,710	5,185
Accrued interest	1,929	1,532
Federal Home Loan Bank advances	62,250	34,800
Subordinated long-term capital notes	6,186	6,186
Other liabilities	2,895	2,965
Shareholders’ equity	75,955	68,459

Asset Quality Ratios:
Nonperforming loans to total loans	0.50%	0.39%
Nonperforming assets to total assets	0.59%	0.46%
Net charge-offs to average total loans	0.06%	0.02%
Allowance for loan losses to nonperforming loans	243.56%	310.60%
Allowance for loan losses to total loans	1.21%	1.21%

	At March 31,
	2008		2007
Loans by Category	Amount	% of Total Loans	Amount	% of Total Loans
Real estate—acquisition & development (4)	$409,903	48.48%	$351,840	52.51%
Real estate—commercial	165,798	19.61%	131,062	19.56%
Real estate—residential	185,426	21.93%	109,768	16.38%
Commercial business	48,735	5.76%	48,417	7.23%
Other loans	35,696	4.22%	29,011	4.33%

Total Loans	$845,558		$670,098

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except shares and per share data)

	At March 31,
	2008		2007
Nonperforming assets by category:	Amount	% of Total Nonperforming	Amount	% of Total Nonperforming
Loans
Real estate—acquisition & development	$1,556	25.86%	$774	20.43%
Real estate—commercial	669	11.12%	284	7.50%
Real estate—residential	1,353	22.49%	1,146	30.25%
Commercial business	492	8.18%	189	4.99%
Other loans	140	2.33%	229	6.02%
Other Real Estate
Real estate—acquisition & development	665	11.05%	771	20.35%
Real estate—commercial	207	3.44%	145	3.83%
Real estate—residential	845	14.05%	250	6.63%
Other Repossessed Property
Other loans	89	1.48%	—	0.00%

Total Nonperforming Assets	$6,016		$3,788

	At March 31,
	2008		2007
	Amount	% of Total Average Loans	Amount	% of Total Average Loans

Year-to-Date Net Charge-Offs by Category
Real estate—acquisition & development	$311	0.04%	$2	0.00%
Real estate—commercial	7	0.00%	1	0.00%
Real estate—residential	45	0.01%	55	0.01%
Commercial business	28	0.00%	11	0.00%
Other loans	118	0.02%	93	0.02%

Total Net Charge-Offs	$509	0.07%	$162	0.03%

Growth Ratios and Other Data:
Percentage change in assets	23.33%
Percentage change in loans	26.18%
Percentage change in deposits	19.52%
Percentage change in equity	10.95%
Loans to deposits ratio	99.93%

(1)	Annualized.

(2)	Taxable equivalent.

(3)	Computed by dividing noninterest expense by the sum of the net interest income and noninterest income.

APPALACHIAN BANCSHARES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except shares and per share data)

	Three Months Ended March 31,
	2008	2007
Interest Income
Interest and fees on loans	$17,659	$15,585
Interest on securities:
Taxable securities	779	691
Nontaxable securities	160	157
Interest on deposits with other banks	2	46
Interest on federal funds sold	43	85

Total Interest Income	18,643	16,564

Interest Expense
Interest on deposits	8,116	7,211
Interest on short-term borrowings	124	28
Interest on Federal Home Loan Bank advances	580	321
Interest on subordinated long-term capital notes	109	134

Total Interest Expense	8,929	7,694

Net Interest Income	9,714	8,870
Provision for loan losses	955	636

Net Interest Income After Provision for Loan Losses	8,759	8,234

Noninterest Income
Customer service fees	564	513
Mortgage origination commissions	446	480
Net gains on sales of securities	9	—
Other operating income	246	379

Total Noninterest Income	1,265	1,372

Noninterest Expenses
Salaries and employee benefits	4,991	4,415
Occupancy, furniture and equipment expense	1,082	854
Other operating expenses	2,289	2,028

Total Noninterest expense	8,362	7,297

Income before income taxes	1,662	2,309
Income tax expense	525	750

Net Income	$1,137	$1,559

Earnings Per Common Share
Basic	$0.21	$0.30
Diluted	0.21	0.30

Cash Dividends Declared Per Common Share	—	—

Weighted Average Shares Outstanding
Basic	5,348,966	5,214,768
Diluted	5,348,966	5,257,442

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands)

	March 31, 2008	December 31, 2007	March 31, 2007
Assets
Cash and due from banks	$15,334	$13,392	$17,422
Interest-bearing deposits with other banks	191	310	4,465
Federal funds sold	22,370	12,797	16,312

Cash and Cash Equivalents	37,895	26,499	38,199

Securities available-for-sale	80,226	80,510	76,137

Loans, held for sale	6,406	6,503	2,570

Loans, net of unearned income	845,558	807,522	670,098
Allowance for loan losses	(10,254)	(9,808)	(8,144)

Net Loans	835,304	797,714	661,954

Premises and equipment, net	33,378	32,966	24,620
Accrued interest	10,201	9,797	8,554
Cash surrender value on life insurance	8,865	8,778	8,513
Intangibles, net	2,043	2,179	2,166
Other assets	5,730	6,254	4,375

Total Assets	$1,020,048	$971,200	$827,088

Liabilities and Shareholders’ Equity

Liabilities
Noninterest-bearing deposits	$54,831	$56,559	$60,823
Interest-bearing deposits	791,292	751,038	647,138

Total Deposits	846,123	807,597	707,961

Short-term borrowings	24,710	21,048	5,185
Accrued interest	1,929	2,059	1,532
Federal Home Loan Bank advances	62,250	57,350	34,800
Subordinated long-term capital notes	6,186	6,186	6,186
Other liabilities	2,895	3,297	2,965

Total Liabilities	944,093	897,537	758,629

Shareholders’ Equity
Preferred Stock, 20,000,000 shares authorized, none issued	—	—	—
Common stock, par value $0.01 per share, 20,000,000 shares authorized, 5,372,505 shares issued at March 31, 2008, 5,285,026 shares issued at December 31, 2007 and 5,208,611 shares issued at March 31, 2007	54	53	52
Paid-in capital	44,770	43,998	43,232
Retained earnings	30,468	29,331	25,320
Accumulated other comprehensive income (loss)	663	281	(145)

Total Shareholders’ Equity	75,955	73,663	68,459

Total Liabilities and Shareholders’ Equity	$1,020,048	$971,200	$827,088

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